Exhibit 99.4

CUSIP NO.   87944E105

THIS POWER OF ATTORNEY is granted on 8 January 2009

(I)                                    CGU International Holdings B.V. (“CGUIH”), hereby grants power of attorney to Graham Jones, Kirsty Cooper, April Commons and Angus Eaton, (each an “Attorney”) each individually with full power of substitution to:

(a)          sign on behalf of CGUIH in the form as an Attorney may approve any filing and notification of any interest in listed securities that are required under any applicable rules and regulations as a result of any acquisition and/or divestment and/or other transfer by Cyrte Investments B.V. or any of its subsidiaries, including but not limited to, Cyrte Investments GP I B.V. (either in its own capacity or for the benefit of CF I Invest C.V.) Cyrte Investments GP III B.V. (either in its own capacity or for the benefit of Cyrte Fund III C.V.) (the “Filings 2009”);

(b)         sign on behalf of CGUIH in the form as an Attorney may approve any further documents, agreements or deeds as may be ancillary, necessary or useful in connection with the execution or performance of the Filings 2009; and

(c)          perform all acts as in the opinion of an Attorney shall he necessary or useful in connection with the preparation, execution or performance of the Filings 2009 and of the transactions contemplated thereby including acts of disposition (the “Power of Attorney”).

(2)                                  CGUIH shall not make any claim against an Attorney in respect of any act that is lawfully done by such Attorney under the Power of Attorney.

(3)                                  CGUIH shall indemnify and hold each other Attorney harmless against any claims, actions or proceedings made against such Attorney and against any damages, costs and expenses that each Attorney may suffer or incur as a result of or in connection with any act that is lawfully done by such Attorney under the Power of Attorney.

(4)                                  CGUIH declares that this Power of Attorney also applies in situations where an Attorney also acts as a counterparty of CGUIH or as a representative of a counterparty of CGUIH (Selbsteintritt).

(5)                                  This Power of Attorney is irrevocable until 31 December 2009 at the end of which date it shall terminate and shall cease to be of any effect.

(6)                                  This Power of Attorney is governed by the laws of England and Wales.

EXECUTED AS A DEED BY	)
E. NICHOLLS	)
AS ATTORNEY FOR	)
CGU International Holdings B.V.	)
ref: 09.07)

Signature of witness
Name of witness	M. Bradshaw
Address of witness	St. Helon’s, 1 Undershaft
London, EL3P 3DQ

Occupation of witness	Team Secretary